Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Enesco Group, Inc.:
      We consent to the incorporation by reference in the registration statements No. 33-42974, No. 333-68289, No. 333-75345, No. 333-91312, No. 333-91318, No. 333-105062, No. 333-105063, No. 333-108798, No. 333-108799, No. 333-115730, and No. 333-115731 of Enesco Group, Inc. of our report dated March 31, 2006, with respect to the consolidated balance sheets of Enesco Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, as it relates to the years ended December 31, 2005, 2004, and 2003, which report appears in the December 31, 2005 annual report on Form 10-K of Enesco Group, Inc. and subsidiaries.
/s/ KPMG LLP
Chicago, Illinois
March 31, 2006